Exhibit 99.1
Contacts:

Harriet Brand
The Princeton Review
(212) 874-8282 Ext. 1091
harrietb@review.com
FOR IMMEDIATE RELEASE
The Princeton Review Announces Changes To Its Board of Directors
New York, NY, April 27, 2007 — The Princeton Review (Nasdaq: REVU) today announced the election of two new independent members, David Lowenstein and Richard F. O’Donnell, to serve on its Board of Directors. They replace directors, Sheree Speakman and John Reid, who have tendered their resignations, effective May 13, 2007 and June 14, 2007, respectively. Ms. Speakman and Mr. Reid have resigned due to new employment that prohibits them from serving on the board of directors of a for-profit corporation. Ms. Speakman has accepted a position in evaluation for a large philanthropic organization, and Mr. Reid has accepted a position in the education department of a large state.
“We are pleased to welcome Dave and Rick to our Board of Directors,” said John Katzman, Chief Executive Officer. “Their collective experience will provide valuable insight as we continue to transform the Company. We are grateful to both Sheree and John for their years of service. They have been trusted advisors during a time of growth and change at the Company, and we are fortunate to have benefited from their expert counsel and business acumen. We wish them all the best in their new endeavors.”
Mr. Lowenstein, 45, has served as the President of Federated Network Technologies, a start-up software company, since August 2006. In December 1995, Mr. Lowenstein co-founded SOURCECORP, Incorporated (formerly known as F.Y.I. Incorporated), a business process outsourcing and consulting firm, and served as its Director, Executive Vice President Corporate Development, Chief Financial Officer and Treasurer from February 1995 to December 1997, its Director, Executive Vice President Corporate Development from December 1997 to December 1999 and its Director, Mergers and Acquisition Consultant from January 2000 to July 2006. From March 1990 through February 1995, Mr. Lowenstein worked at Laidlaw, Inc., supplier of environmental and bus transportation services, where he served as Vice President, Business Development (Laidlaw Waste Systems Inc.), from February 1994 until February 1995, as Director, Corporate Development from March 1993 until January 1994, as Manager, Corporate Development, from April 1991 until February 1993 and as Business Development Analyst from March 1990 until March 1991. Mr. Lowenstein received his Honors Bachelor of Arts from Sir Wilfred University and a Master of Science of Public Policy and Business Administration from Carnegie Mellon University.

Mr. O’Donnell, 36, has served as the President of The Fund for Colorado’s Future, a nonprofit organization involved in the raising of the achievement levels of Colorado’s students, since March 2000. Since January 2007, Mr. O’Donnell has served as an education consultant on education policy and reform for Donegal Enterprises LLC. From April 2005 to November 2006, Mr. O’Donnell was a candidate for the U.S. House of Representatives. From April 2004 until April 2006, he served as the Chief Executive Officer of the Colorado Department of Higher Education and from January 2003 until June 2004, he served as the Chief Executive Officer of the Colorado Department of Regulatory Agencies. From January 1999 until August 2003, Mr. O’Donnell served as the Director, Office Policy & Initiatives and the Deputy Chief of Staff in the Office of Governor Bill Owens of Colorado. Mr. O’Donnell received a Bachelor of Arts from The Colorado College.
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.
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